Exhibit 99.1

MRI Interventions Announces Frank Grillo, Intuitive Surgical Executive, to Become CEO and Kimble Jenkins to Become Executive Chairman

IRVINE, California, September 11, 2014 (GLOBE NEWSWIRE) -- MRI Interventions, Inc. (OTCQB: MRIC) today announced that medical device veteran Frank Grillo will become the company’s new Chief Executive Officer. Grillo will join MRI Interventions as President on October 6, 2014 and will become CEO on January 1, 2015. Kimble Jenkins, who has led MRI Interventions since 2003, will assume the position of Executive Chairman on January 1, 2015 and will continue to be actively involved with the company.

Frank Grillo joins MRI Interventions from Intuitive Surgical, Inc., where he has served as a senior executive responsible for marketing and business development functions for the $17 billion surgical systems company. As Vice President, Marketing and New Business Development, Grillo directed the company’s marketing strategy; implemented key upstream and downstream marketing programs; oversaw all product launches worldwide; organized and managed initiatives to drive both procedural adoption and capital sales; drove adoption curves in urology, gynecology, thoracic and general surgery; and provided oversight for many of the acquisition, licensing, and co-development activities within the organization.

Prior to his time at Intuitive Surgical, Grillo was a senior executive at the medical device company Kyphon Inc., most recently as Vice President, Marketing and Business Development. Grillo was recruited to Kyphon to drive strategic initiatives to expand the company’s product and procedural portfolios. In his position at Kyphon, Grillo led the marketing organization for the company’s $400 million U.S.-based business. Grillo was a key member of the team involved in the sale of Kyphon to Medtronic for $4.2 billion in 2007. Prior to joining Kyphon, Grillo served for 10 years in multiple roles with Boston Scientific Corporation, including Vice President, Marketing for the company’s Women’s Health, Urology/Gynecology Division.

“I am delighted for Frank to be coming on as CEO of MRI Interventions,” stated Jenkins. “Our objective with ClearPoint is to revolutionize minimally invasive neurosurgery. We have a proven product and a strong base of initial users. Our next phase of growth is focused on driving widespread commercialization, and Frank is the right person to lead the company through this stage and beyond. Frank’s capabilities and skills in this area are proven. His experiences driving adoption of new medical technologies at Intuitive Surgical, Kyphon and Boston Scientific make Frank an ideal fit for MRI Interventions. I look forward to working with him and supporting his leadership of the company.”

“The field of neurosurgery is one of the last major untapped markets in the medical field. Driven by the aging patient population, a significant unmet clinical need, and a surgical approach that is antiquated compared to surgical techniques in other fields of medicine, neurosurgery is the next big opportunity,” said Grillo. “The ClearPoint platform is an innovative product, uniquely suited to transform this field. I believe that patients in need of a variety of neurosurgical procedures can benefit from the product platform developed by MRI Interventions. I am excited to apply what I have learned regarding the adoption of new medical technologies to transform the neurosurgery market with ClearPoint.”

About MRI Interventions, Inc.

Building on the imaging power of MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The company's ClearPoint® system utilizes a hospital’s existing diagnostic or intraoperative MRI scanner to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions’ actual results and the timing of events to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include: demand and market acceptance of our products; our ability to successfully expand, and achieve full productivity from, our sales, clinical support and marketing capabilities; the sufficiency of our cash resources to maintain planned commercialization efforts; the impact of competitive products and pricing; and the impact of the commercial and credit environment on us and our customers and suppliers. More detailed information on these and additional factors that could affect MRI Interventions’ actual results and the timing of events are described in our filings with the Securities and Exchange Commission, including, without limitation, our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2014. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

David Carlson, CFO, 901-522-9300